Exhibit 12.3

Southwestern Electric Power Company
Consolidated Ratio of Earnings to Fixed Charges
For Years Ended December 31,

                              1999      1998      1997       1996      1995
                            ---------------------------------------------------
                                        (thousands, except ratios)

Operating income            $147,524  $150,787  $139,409  $138,083   $162,776
Adjustments
  Income taxes                55,343    62,595    44,396    32,931     41,131
  Provision for deferred
     income taxes            (17,098)  (11,850)   (2,244)    2,849      6,287
Deferred investment tax
  credits                     (4,565)   (4,631)   (4,662)   (4,730)    (4,786)
Charges for investments
  and plant development
  costs, net of tax               --        --      (483)  (21,815)        --
Other income and deductions   (2,000)    1,115     3,578       312        178
Allowance for borrowed and
  equity funds used
  during construction          1,984     2,687     2,156     2,423      9,334
Interest portion of
  financing leases               335       598     1,194     1,514      1,896
                            ---------------------------------------------------
     Earnings               $181,523  $201,301  $183,344   $151,567  $216,816
                            ===================================================

Fixed charges:
  Interest on long-term
    debt                     $38,380   $39,233   $40,440    $44,066   $44,468
  Distributions on Trust
    Preferred Securities       8,662     8,662     5,582         --        --
  Interest on short-term
    debt & other              13,800     8,591     5,736      8,381    10,706
  Interest portion of
    financing leases             335       598     1,194      1,514     1,896
                            ---------------------------------------------------
     Fixed Charges           $61,177   $57,084    $52,952   $53,961   $57,070
                            ===================================================


Ratio of earnings to fixed
  charges                       2.97      3.53       3.46      2.81      3.80



4-18